Exhibit 10.49
RBC Royal Bank™
Jason L.Read Commercial Account Manager	Royal Bank of Canada Knowledge Based Industries Southwestern Ontario 30 Duke Street West, 8th Floor Kitchener, Ontario N2H 3WS Phone: (519) 575-2296 Fax: (519) 575-2248 jason.read@rbc.com

May 13,2013

Apex Systems Integrators Inc.
3170 Harvester Drive
Burilngton,ON L7N 3W8

Dear Sirs:

Your Credit Facilities with Royal Bank of Canada
We are writing with reference to your above credit facilities as set out in the Credit Agreement dated June 4, 2012 (the "Agreement).

Our recent review reveals that Apex Systems Integrators Inc.is in default of the following covenants under the terms of the Agreement, for the fiscal quarter ended March 31,2013.

"FINANCIAL COVENANTS
Without affecting or limiting the right of the Bank to terminate or demand payment of, or cancel or restrict availability  of any unutilized portion of any demand or other discretionary facility the Borrower covenants and agrees with the Bank that the Borrower will:

    a)  maintain ,to be measured as at the end of each fiscal quarter:"

       i. "Commencing with the fiscal quarter ending April 30 2012, Fixed Charge Coverage, calculated on a rolling four quarter basis for the fiscal quarter then ended and the immediately preceding 3 fiscal quarters, of not less than 1.25:1; and"

       ii. Commencing the fiscal quarter ending April30, 2012,a ratio of Funded Debt to EBITDA, calculated on a rolling 4 quarter basis for the fiscal quarter then ended and the immediately preceeding 3 fiscal quarters. of not greater than 2.25:1.

We acknowledge and waive the default stated above and further waive compliance with this specific covenant for each calendar quarter until June 30,2013.

We reserve all rights under the Agreement  and reserve the right to demand payment of borrowings outstanding under the credit  facilities in the event of other breaches of the Agreement.

If you have any questions about your credit facilities or would like clarification of any of the above matters. please don't hesitate to contact us immediately at (519) 575-2296.

Yours truly,

Jason L. Read
Commercial Account Manager